Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2025, relating to the financial statements and financial highlights of Arbitrage Funds comprising Arbitrage Fund, Water Island Event-Driven Fund, and Water Island Credit Opportunities Fund, which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Accounting and Legal Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 25, 2025